Exhibit 99.1

July 31, 2024

SiteOne Landscape Supply Announces Second Quarter 2024 Earnings

Second Quarter 2024 Highlights (Compared to Second Quarter 2023):

•	Net sales increased 4% to $1.41 billion
•	Organic Daily Sales decreased 3%
•	Gross profit increased 4% to $510.3 million; gross margin contracted 10 basis points to 36.1%
•	SG&A as a percentage of Net sales increased 60 basis points to 24.3%
•	Net income attributable to common shares decreased 3% to $120.2 million
•	Adjusted EBITDA[1] decreased $0.7 million to $210.5 million; Adjusted EBITDA margin was 14.9%
•	Closed four acquisitions: Eggemeyer, Devil Mountain Wholesale Nursey, Hardscape.com, and Cohen & Cohen Natural Stone

Post-Quarter Highlights

•	Closed one acquisition: Millican Nurseries
•	Refinanced and extended the maturity of term loan

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended June 30, 2024 (“Second Quarter 2024”).

“In early June, we communicated that our Organic Daily Sales for the second quarter were trending down 4% to 5% reflecting softer end market demand and continued price deflation. Given that trend, we were pleased to see conditions improve in June and achieve an Organic Daily Sales decline of only 3% for the quarter,” said Doug Black, SiteOne’s Chairman and CEO. “With the benefit from acquisitions and with actions by our teams to control operating cost and maintain gross margin, we were also pleased to deliver adjusted EBITDA that was comparable to last year. Additionally, we added four attractive new companies to SiteOne during the quarter and one in July as we continue to build our full product line capability across the US and Canada. While we expect market softness and deflation to dampen this year’s results, our teams are executing our strategy and driving improvements as we manage through the near-term challenges. With a clear leadership position in wholesale landscape distribution, strong teams, a robust acquisition pipeline, and a winning strategy to create value for our stakeholders, we are confident in our ability to perform and grow in the years to come.”

Second Quarter 2024 Results

Net sales for the Second Quarter 2024 increased to $1.41 billion, or 4%, compared to $1.35 billion for the prior-year period. Organic Daily Sales decreased 3% compared to the prior-year period due to soft demand and price deflation for commodity products. Acquisitions contributed $103.2 million, or 8%, to Net sales growth for the quarter.

Gross profit increased 4% to $510.3 million for the Second Quarter 2024 compared to $489.4 million for the prior-year period. Gross margin contracted 10 basis points to 36.1% due to lower price realization, partially offset by a positive impact from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Second Quarter 2024 increased to $343.8 million from $320.6 million for the prior-year period. SG&A as a percentage of Net sales increased 60 basis points to 24.3% primarily due to the impact of acquisitions.

Net income attributable to common shares for the Second Quarter 2024 was $120.2 million, compared to $124.0 million for the same period in the prior year due to increased SG&A expenses from acquisitions and lower gross margin.

Adjusted EBITDA1 decreased $0.7 million to $210.5 million for the Second Quarter 2024, compared to $211.2 million for the prior-year period. Adjusted EBITDA margin decreased 70 basis points to 14.9%.

Operating cash flow for the Second Quarter 2024 decreased to $147.4 million compared to $253.8 million in the prior-year period primarily reflecting seasonal timing differences in working capital.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of June 30, 2024, was $523.6 million compared to $385.4 million as of July 2, 2023. Net debt to Adjusted EBITDA for the last twelve months was 1.3 times compared to 0.9 times during the prior year period.

On July 2, 2024, we refinanced our term loan, extending the maturity by two years to March 2030 and reducing the interest rate by 25 basis points to Term SOFR plus 175 basis points. The term loan was also increased by $25.0 million to $392.7 million.

1. Adjusted EBITDA includes contribution from non-controlling interest of $0.9 million for the Second Quarter 2024.

Outlook

“Our maintenance and new construction markets remain resilient, but we are continuing to experience soft demand driven primarily by a weaker repair and remodel end market. Additionally, pricing continues to have a negative impact on our growth due to the ongoing deflation in commodities like PVC pipe and grass seed. We now expect those trends to continue throughout the second half of 2024. Our teams are executing our commercial and operational initiatives well, and we expect to continue outperforming the market with a low single digit Organic Daily Sales decline for the remainder of the year,” Doug Black continued. “With the benefit of acquisitions, we expect overall sales growth to be positive in the second half of 2024 but with a lower adjusted EBITDA margin than last year.”

For Fiscal 2024, we now expect our Adjusted EBITDA to be in the range of $380 million to $400 million. Our guidance does not include any contributions from unannounced acquisitions.

Conference Call Information

SiteOne management will host a conference call today, July 31, 2024, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay it is 13747586 The replay will be available until 11:59 p.m. (ET) on August 14, 2024.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2024 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; seasonality of our business and its impact on demand for our products; weather and climate conditions; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$71.9	$82.5
Accounts receivable, net of allowance for doubtful accounts of $25.9 and $27.3, respectively	610.4	490.6
Inventory, net	935.1	771.2
Prepaid expenses and other current assets	72.2	61.0
Total current assets	1,689.6	1,405.3

Property and equipment, net	285.2	249.4
Operating lease right-of-use assets, net	406.6	388.9
Goodwill	509.6	485.5
Intangible assets, net	278.5	280.8
Deferred tax assets	5.4	5.3
Other assets	10.5	13.7
Total assets	$3,185.4	$2,828.9

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$347.6	$270.8
Current portion of finance leases	26.3	21.8
Current portion of operating leases	86.4	83.6
Accrued compensation	60.5	74.2
Long-term debt, current portion	4.9	5.3
Income tax payable	27.7	8.0
Accrued liabilities	129.6	114.6
Total current liabilities	683.0	578.3

Other long-term liabilities	13.1	11.5
Finance leases, less current portion	89.0	69.8
Operating leases, less current portion	327.4	313.3
Deferred tax liabilities	1.7	2.3
Long-term debt, less current portion	475.3	367.6
Total liabilities	1,589.5	1,342.8

Commitments and contingencies

Redeemable non-controlling interest	19.0	—

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,549,753 and 45,404,091 shares issued, and 45,119,721 and 45,082,070 shares outstanding at June 30, 2024 and December 31, 2023, respectively	0.5	0.5
Additional paid-in capital	615.4	601.8
Retained earnings	1,017.2	916.3
Accumulated other comprehensive income	0.3	4.2
Treasury stock, at cost, 430,032 and 322,021 shares at June 30, 2024 and December 31, 2023, respectively	(56.5)	(36.7)
Total stockholders' equity	1,576.9	1,486.1
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,185.4	$2,828.9

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net sales	$1,413.9	$1,353.7	$2,318.7	$2,191.1
Cost of goods sold	903.6	864.3	1,507.2	1,414.6
Gross profit	510.3	489.4	811.5	776.5

Selling, general and administrative expenses	343.8	320.6	671.5	612.0
Other income	3.1	2.5	7.3	6.5
Operating income	169.6	171.3	147.3	171.0

Interest and other non-operating expenses, net	9.0	7.3	15.7	14.2
Income before taxes	160.6	164.0	131.6	156.8
Income tax expense	40.0	40.0	30.3	37.3
Net income	120.6	124.0	101.3	119.5

Less: Net income attributable to non-controlling interest	0.4	—	0.4	—

Net income attributable to common shares	$120.2	$124.0	$100.9	$119.5

Net income per common share:
Basic	$2.66	$2.75	$2.23	$2.65
Diluted	$2.63	$2.71	$2.21	$2.62
Weighted average number of common shares outstanding:
Basic	45,266,829	45,093,712	45,265,407	45,069,781
Diluted	45,647,328	45,682,976	45,687,660	45,661,533

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30, 2024	July 2, 2023
Cash Flows from Operating Activities:
Net income	$101.3	$119.5
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	35.8	31.0
Stock-based compensation	14.3	15.7
Amortization of software and intangible assets	31.7	30.8
Amortization of debt related costs	0.7	0.5
Gain on sale of equipment	(1.3)	(0.2)
Other	(1.6)	(2.5)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(109.9)	(111.2)
Inventory	(97.9)	(84.8)
Income tax receivable	—	10.9
Prepaid expenses and other assets	(3.1)	(16.7)
Accounts payable	67.4	98.5
Income tax payable	19.7	24.8
Accrued expenses and other liabilities	(9.0)	(15.1)
Net Cash Provided By Operating Activities	$48.1	$101.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(21.0)	(16.3)
Purchases of intangible assets	(3.1)	(1.1)
Acquisitions, net of cash acquired	(99.1)	(58.6)
Proceeds from the sale of property and equipment	3.4	1.1
Net Cash Used In Investing Activities	$(119.8)	$(74.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	4.5	2.1
Repurchases of common stock	(19.8)	(0.6)
Repayments under term loan	(1.9)	(1.3)
Borrowings on asset-based credit facilities	335.2	302.8
Repayments on asset-based credit facilities	(235.1)	(271.5)
Payments on finance lease obligations	(12.3)	(8.3)
Payments of acquisition related contingent obligations	(3.0)	(2.7)
Other financing activities	(6.2)	(6.5)
Net Cash Provided By Financing Activities	$61.4	$14.0

Effect of exchange rate on cash	(0.3)	0.2
Net change in cash	(10.6)	40.5
Cash and cash equivalents:
Beginning	82.5	29.1
Ending	$71.9	$69.6

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$15.1	$13.9
Cash paid during the year for income taxes	$11.1	$2.2

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2024		2023				2022
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income (loss)	$120.6	$(19.3)	$(3.4)	$57.3	$124.0	$(4.5)	$(0.9)	$73.3
Income tax expense (benefit)	40.0	(9.7)	(5.0)	17.5	40.0	(2.7)	(4.6)	22.9
Interest expense, net	9.0	6.7	6.5	6.4	7.3	6.9	5.5	5.6
Depreciation and amortization	34.6	32.9	34.6	31.3	31.0	30.8	31.6	27.4
EBITDA	204.2	10.6	32.7	112.5	202.3	30.5	31.6	129.2
Stock-based compensation(a)	3.8	10.5	5.0	5.0	7.1	8.6	4.3	4.5
(Gain) loss on sale of assets(b)	(0.3)	(1.0)	(0.1)	(0.2)	0.2	(0.4)	0.2	(0.7)
Financing fees(c)	—	—	—	0.4	0.1	—	—	0.1
Acquisitions and other adjustments(d)	2.8	1.0	2.3	2.1	1.5	1.1	2.8	2.5
Adjusted EBITDA(e)	$210.5	$21.1	$39.9	$119.8	$211.2	$39.8	$38.9	$135.6

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents the cost of inventory that was stepped up to fair value during the purchase accounting related to Devil Mountain, and also includes professional fees, performance bonuses, and retention and severance payments related to historical acquisitions. Although we have incurred purchase accounting adjustments, professional fees, performance bonuses, and retention and severance payments related to acquisitions in historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $0.9 million for the second quarter of 2024.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2024		2023
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$1,413.9	$904.8	$1,353.7	$837.4
Organic Sales(a)	1,291.5	840.7	1,334.5	835.8
Acquisition contribution(b)	122.4	64.1	19.2	1.6
Selling Days	64	64	64	64
Organic Daily Sales	$20.2	$13.1	$20.9	$13.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2024 and 2023.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.